Exhibit 99.1

News Release

CommScope Updates Fourth Quarter 2008 Outlook

HICKORY, NC, January 27, 2009–CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, today updated its fourth quarter 2008 financial guidance.

Based on preliminary data, CommScope management provided the following revised fourth quarter 2008 guidance:

●	Revenue of approximately $860 million to $865 million
●	Non-GAAP, adjusted operating income of approximately $90 million to $95 million, excluding special items
●	Restructuring costs of approximately $13 million, primarily related to cost reduction measures implemented in the quarter
●	Non operating expenses, including interest and other, of approximately $34 million
●
Non-cash charges for the impairment of goodwill and other purchased intangible assets of approximately $375 million to $425 million, primarily in the Wireless Network Solutions (WNS) segment.  Total goodwill and purchased intangible assets were $2.2 billion at September 30, 2008.  The estimated impairment charge is primarily due to ongoing difficult market conditions and a higher estimated cost of capital as the result of turmoil in the global financial markets.  The company is in the process of completing its goodwill assessment and will report final impairment information when it reports full year results, currently scheduled for February 26, 2009.

●	Tax rate of 27 percent to 29 percent on adjusted pretax income.

The company’s previous fourth quarter 2008 guidance was revenue of $875 million to $925 million and adjusted operating income of $80 million to $100 million, excluding special items.

“Fourth quarter business conditions were difficult and we expect further softening in the first quarter of 2009,” said Frank Drendel, chairman and chief executive officer, CommScope.  “A slow start is expected in 2009 as our customers analyze the impact of the current recession on their businesses.  We are sharply reducing spending in response and have been implementing workforce reductions to manage costs and other aspects of our business.  We are also reducing our outstanding term loan debt.  We repaid $150 million of our term loan debt on December 26, 2008, and expect to repay another $150 million or more in the first quarter of 2009.

“Despite global economic challenges, we firmly believe in the strength of our industry leading products and diversity of our business model.  We also believe that the ongoing, fundamental demand for bandwidth will create long-term opportunities,” added Drendel.  “We continue to expect to have a 2009 business plan that keeps us compliant with our credit facility financial covenants.”

Conference Call Information
The company plans to release its fourth quarter and full year 2008 results on Thursday, February 26, after market close.  To participate in the conference call, U.S. callers should dial +1 866-845-6585 and callers outside of the U.S. should dial +1 706-643-2944.  The conference identification number is 82065867.  Please plan to dial in 10 – 15 minutes before the start of the call to facilitate a timely connection.  The live, listen-only audio of the call will be available through a link on the Investor Relations Presentations page of CommScope’s website at www.commscope.com

If you are unable to participate and would like to hear a replay, U.S. callers can dial +1 800-642-1687 and callers outside the U.S. can dial +1 706-645-9291 for the replay.  The replay identification number is 82065867 and will be available through March 12, 2009.  A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

END

About CommScope
CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew® brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications.  CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Investor Contact:
Philip Armstrong, CommScope
+1 828-323-4848

News Media Contact:
Rick Aspan, CommScope
+1 708-236-6568 or publicrelations@commscope.com

Forward Looking Statement
This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, integration, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,”  “designed to,” “long term view,” “believe,” “confident,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued global economic weakness and uncertainties; changes in cost and availability of key raw materials and the potential effect on customer pricing; the challenges of achieving anticipated cost-reduction synergies expected from the acquisition of Andrew; delays or challenges related to removing, transporting or reinstalling equipment; the ability to retain qualified employees and existing business alliances; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the outcome of negotiations with represented employees; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; significant international operations and the impact of variability in foreign exchange rates; ability to integrate the CommScope and Andrew businesses; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew and compliance with the senior secured credit facilities; capital structure changes; tax rate variability; dependence upon key personnel; ability to integrate Andrew’s systems of internal control over financial reporting with ours; realignment of global manufacturing capacity; purchase accounting costs; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending litigations and proceedings; and regulatory changes affecting us or the industries we serve.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, CommScope does not intend, and does not undertake any duty or obligation, to update these statements as a result of new information, future events or otherwise.

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